Exhibit (a)(1)

AMENDED AND RESTATED
OFFER TO PURCHASE FOR CASH
23,620,000 SHARES OF COMMON STOCK
OF
PIEDMONT OFFICE REALTY TRUST, INC.
AT
$3.00 PER SHARE
by:
MIRELF III REIT INVESTMENTS, LLC,
MIRELF III MADISON INVESTMENTS, LP, and
MADISON INTERNATIONAL HOLDINGS III, LLC

(collectively, the “Purchaser”)

THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD WILL EXPIRE AT
11:59 P.M., EASTERN TIME, ON NOVEMBER 17, 2009 (THE “EXPIRATION DATE”) UNLESS THE OFFER IS EXTENDED.

The Purchaser hereby seeks to acquire 23,620,000 Shares of common stock (the “Shares”) in Piedmont Office Realty Trust, Inc. (the “Corporation”). The Purchaser is not affiliated with the Corporation or its management. The Purchaser hereby offers to purchase 23,620,000 Shares at a purchase price equal to $3.00 per Share (the “Offer Price”) net to you in cash, upon the terms and subject to the conditions set forth in this amended and restated offer to purchase (this “Offer to Purchase”) and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the “Offer”). Shareholders who tender their Shares will not be obligated to pay any Corporation transfer fees, or any other fees, expenses or commissions in connection with the tender of Shares, unless such a fee or commission is charged by the tendering Shareholder’s broker, dealer, commercial bank, trust company or other nominee. The Purchaser will pay all such costs and all charges and expenses of MIRELF III Investment Processing, LLC (the “Depositary”), as depositary in connection with the Offer.

Tender of Shares will include the tender of any and all securities into which the Shares may be converted and any securities distributed with respect to the Shares from and after October 13, 2009.

MIRELF III REIT Investments, LLC (“MIRELF”), the entity that will be purchasing the Shares, is an indirect subsidiary of Madison International Real Estate Liquidity Fund III, LP, a Delaware limited partnership (the “Fund”).  The sole managing member of MIRELF is MIRELF III Madison Investments, LP (the “Manager”), and Madison International Holdings III, LLC is the sole general partner of the Manager and of the Fund.  Neither the Purchaser nor the Fund has ever commenced a tender offer for the Corporation’s Shares and is not affiliated with and should not be confused with Madison Capital Management, LLC, which has made two previous tender offers for the Corporation’s Shares.

The Corporation had over 110,000 holders of record owning an aggregate of 472,373,109 Shares as of July 31, 2009, according to its Quarterly Report on Form 10-Q filed on August 13, 2009. The Purchaser and its affiliates own approximately 2,113.50 Shares or less than 0.01% of the outstanding Shares. The 23,620,000 Shares subject to the Offer constitute approximately 5.0% of the outstanding Shares. Consummation of the Offer, if all Shares sought are tendered, would require payment by the Purchaser of up to $70,860,000 in aggregate purchase price. The Purchaser intends to fund the purchase price through contributions made by the Fund, which in turn will be disbursed out of the Fund’s current working capital and binding capital commitments.

THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. IF MORE THAN 23,620,000 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT FOR PURCHASE 23,620,000 SHARES FROM TENDERING SHAREHOLDERS (WHO DO NOT ELECT THE ‘ALL OR NONE’ OPTION) ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A SHAREHOLDER MAY TENDER ANY OR ALL SHARES OWNED BY SUCH SHAREHOLDER.

The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time (but shall not be obligated), (i) to extend the period of time during which the Offer is open, (ii) upon the occurrence of any of the conditions specified in Section 13 of this Offer to Purchase and prior to the Expiration Date, to terminate the Offer and not accept for payment any Shares, and (iii) to amend the Offer in any respect prior to the Expiration Date. Notice of any such extension, termination, or amendment will promptly be disseminated to Shareholders in a manner reasonably designed to inform Shareholders of such change in compliance with Rule 14d-4(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date in accordance with Rule 14e-1(d) under the Exchange Act.

IMPORTANT

Any Shareholder desiring to tender any or all of such Shareholder’s Shares should (a) complete and sign the Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on blue paper) in accordance with the instructions in the Letter of Transmittal (b) complete and sign the Transfer & Assignment of Shares Form (a copy of which is enclosed with the Offer to Purchase, printed on yellow paper) and have it Medallion Signature Guaranteed (this can be done by your broker or bank), and (c) mail or deliver the Letter of Transmittal, Transfer & Assignment of Shares Form, and any other required documents to MIRELF III Investment Processing, LLC (the “Depositary”), an affiliate of the Purchaser, at the address set forth below:

MIRELF III Investment Processing, LLC
410 Park Avenue
Suite 820
New York, NY 10022

For more information or to get additional copies of this Offer to Purchase, the Letter of Transmittal, or the Transfer & Assignment of Shares Form, please call our Information Agent, Laurel Hill Advisory Group, at the following toll-free number:

Offer Information Line: (888) 742-1305

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The Corporation is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (“Commission”) relating to its business, financial condition and other matters. Such reports and other information are available on the Commission’s electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, or may be inspected at the public reference facilities maintained by the Commission at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits), as amended by Amendment No. 1 thereto, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer.  Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

SUMMARY TERM SHEET

The Purchaser is offering to purchase up to 23,620,000 Shares for $3.00 per Share in cash. The following are some of the questions that you, as a Shareholder of the Corporation, may have and answers to those questions. The information in this summary is not complete, and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

The offer to purchase your Shares is being made by MIRELF III REIT Investments, LLC (“MIRELF”), an indirect subsidiary of  Madison International Real Estate Liquidity Fund III, LP, a Delaware limited partnership (the “Fund”).  The sole managing member of MIRELF is MIRELF III Madison Investments, LP (the “Manager”), and Madison International Holdings III, LLC is the sole general partner of the Manager and of the Fund. Neither the Purchaser nor the Fund has ever commenced a tender offer for the Corporation’s Shares and is not affiliated with and should not be confused with Madison Capital Management, LLC, which has made two previous tender offers for the Corporation’s Shares.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?	The Purchaser is seeking to purchase up to 23,620,000 shares of the Corporation's common stock, which are the “Shares” issued to investors.
HOW MUCH IS THE PURCHASER OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

The Purchaser is offering to pay $3.00 per Share, net to you in cash. If you hold your Shares directly as the registered owner and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and the holder of your Shares tenders them on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to determine whether any charges will apply.

DOES THE PURCHASER HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

The consideration for the total amount of Shares sought pursuant to the Offer will be satisfied wholly in cash.  If the total amount of Shares sought are purchased, the Purchaser’s capital commitment will be approximately $70,860,000. The Purchaser, through the Fund, currently has sufficient funded capital and binding capital commitments to fund all of its commitments under this Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?	You will have until 11:59 p.m., Eastern Time, on November 17, 2009, to tender your Shares in the Offer.

WILL ALL OF THE SHARES I TENDER BE ACCEPTED BY THE PURCHASER?

The Purchaser desires to purchase up to 23,620,000 Shares. If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 23,620,000, the Purchaser will purchase all the Shares tendered, upon the terms and subject to the conditions of the Offer. However, if more than 23,620,000 Shares are tendered and not withdrawn, the Purchaser will accept for payment and pay for 23,620,000 Shares tendered, pro rata according to the number of Shares tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate.

You have the option to sell ‘All or None’ of your Shares by checking a box on the Letter of Transmittal (the ‘All or None’ Box).  By checking this box, you will be indicating that you only wish to sell your Shares if you will be able to sell all of your Shares, without any proration. If more than 23,620,000 Shares have been properly tendered and you have checked the All or None Box, then the above description of proration will not apply to your Shares and you will be deemed to have automatically withdrawn your tender. See Section 2, Acceptance for Payment and Payment for Shares; Proration and Section 4, Withdrawal Rights.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?	The Offer can be extended at the discretion of the Purchaser.
HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If the Purchaser extends the offer, the Purchaser will make a public announcement of the extension, no later than 9:00 a.m., Eastern Time, on the next business day after the Expiration Date. You can check our website at www.madisonint.com/piedmont to see if it has been extended.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

There are no conditions to the offer based on a minimum number of Shares tendered, the availability of financing, or the success of the offer. However, the Purchaser may not be obligated to purchase any Shares if certain conditions occur, such as legal or government actions that would prohibit the purchase. Please see the discussion in Section 13, Conditions of the Offer, for a description of all conditions. Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and the Purchaser or the Depositary, to subject yourself to personal jurisdiction in New York, and that the prevailing party in any such action will be entitled to recover attorneys’ fees and costs.

WHEN WILL THE PURCHASER PAY ME FOR THE SHARES I TENDER?

Upon the expiration of the Offer and the acceptance of the Shares you tender, the Purchaser will pay you upon the confirmation from the Corporation that the Shares will be transferred to the Purchaser.

HOW DO I TENDER MY SHARES?

To tender your Shares, you must deliver a completed ‘Letter of Transmittal’ (printed on blue paper) and ‘Transfer & Assignment of Shares’ Form (printed on yellow paper), and mail these document in the enclosed pre-addressed envelope no later than the time the Offer expires, to the Depositary at:

MIRELF III Investment Processing, LLC
410 Park Avenue
Suite 820
New York, NY 10022

See “How to Accept this Offer” on page 11 and Section 3, Procedures for Tendering Shares.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

You can withdraw previously tendered Shares at any time until the Offer has expired and, if the Purchaser has not agreed to accept your Shares for payment by December 2, 2009, you can withdraw them at any time after such time until the Purchaser accepts your Shares for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw Shares, you must deliver, by certified mail, a written, notarized notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the Shares. See Section 4, Withdrawal Rights.

WHAT DOES THE CORPORATION THINK OF THE OFFER?

The Purchaser has not sought the approval or disapproval of the Corporation. On October 27, 2009, the Corporation filed with the Securities and Exchange Commission a response in which the Corporation’s Board of Directors unanimously opposed the Offer.  Copies of the Corporation’s Schedule 14D-9 may be obtained on the Commission’s EDGAR system, at its internet web site at www.sec.gov, and is available for inspection at the Commission’s principal office in Washington, D.C.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?	The Purchaser does not anticipate that Shares held by non-tendering Shareholders will be affected by the offer.
WHAT ARE THE PURCHASER’S FUTURE INTENTIONS CONCERNING THE CORPORATION?

The Purchaser has no present intention to seek control of the Corporation or to change the management or operations of the Corporation. The Purchaser does not have any present intention to take action in connection with the liquidation of the Corporation or with any extraordinary transaction concerning the Corporation or its assets. Although the Purchaser does not have any present intention to take any action with respect to management or control of the Corporation, the Purchaser reserves the right, at an appropriate time, to exercise its rights as a shareholder to vote on matters subject to a shareholder vote.

WHAT IS THE MARKET VALUE OF MY SHARES?

The Shares do not have a readily ascertainable market value because there is no established market available for buying and selling your Shares.  According to the Corporation, “As our stock is currently not listed on a national exchange, there is no established public trading market for our stock. Consequently, there is the risk that you may not be able to sell our stock at a time or price acceptable to you.” (Annual Report on Form 10-K filed March 26, 2008).

The Purchaser’s review of independent secondary market reporting publications such as Direct Investments Spectrum reported sales of Shares on the secondary market between $4.67-$5.75 during the two-month period from June 1, 2009 to July 31, 2009. Historically, there has been low sales volume in the secondary market for the Corporation’s Shares reflecting a lack of a formalized market and dearth of prospective buyers.  During this period, only 48 transactions were made totaling less than $949,000 in sales volume compared to total equity raised of approximately $4 billion. By contrast, this Offer provides a platform to sell your Shares and provides up to $70,860,000 in proceeds to satisfy Shareholders' demand for liquidity. In addition, the total number of Shares traded represented approximately 0.039% of the total Shares outstanding.  Moreover, sales on the secondary market incur high transaction related costs which can reduce the trading price by 5%-13% from the price ranges quoted above and generally include additional fees.

The information published by this and other similar independent sources is believed to be the product of their private market research and does not constitute the comprehensive transaction reporting of a securities exchange. Because the Purchaser did not independently verify the foregoing information, the Purchaser cannot comment on the reliability of such information.

The Corporation has recently disclosed several material events, including that proceeds for ordinary redemptions during 2009 have been exhausted, that dividends have been cut by 28%, that Funds from Operations have declined 12% in the first quarter 2009 from the same period last year, that net asset value (“NAV”) has declined by 15% from 2007 to 2008, and that the liquidation of the Corporation has been extended until 2011. The Purchaser believes that this negative news will likely lead to a decreased desire in the marketplace for the Corporation’s Shares.

WHAT ENTITY WILL SERVE AS DEPOSITARY AND WHAT IS THAT ENTITY’S RELATION TO THE PURCHASER?

The Depositary, MIRELF III Investment Processing, LLC, is an affiliate of the Purchaser. No independent party will hold tendered Shares until the Offer closes and payment is made. Because there is no independent intermediary to hold the Purchaser’s funds and the tendered Shares, the Purchaser may have access to the Shares before all conditions to the Offer have been satisfied and selling Shareholders have been paid; however, neither the Depositary nor the Purchaser has any rights with respect to the Shares prior to the Expiration Date and acceptance by the Purchaser for payment.

WHO CAN I CALL IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

For more information or to get additional copies of this Offer to Purchase, the Letter of Transmittal, or the Transfer & Assignment of Shares Form, please call our Information Agent, Laurel Hill Advisory Group, at the following toll-free number:
Offer Information Line: (888) 742-1305.

WHY YOU SHOULD ACCEPT THIS OFFER

1.	THIS IS AN ALL CASH OFFER. The Offer will provide Shareholders with the opportunity to receive cash proceeds for their Shares and pay no brokerage fees or other transaction costs of any kind.

2.	YOU CAN SELL ALL OR PART OF YOUR SHARES. The Offer permits Shareholders to sell all or a portion of their Shares.

3.
YOU WILL RECEIVE A FULL OR PARTIAL RETURN OF YOUR INVESTMENT.  The Offer provides many of the Shareholders who contributed capital early in the Corporation’s life cycle with an opportunity to exit the investment now and receive a full return of remaining capital and return on investment. Shareholders who purchased shares at $10.00 per share at the beginning of the investment period in 1999 have received approximately 90% of their initial investment back to date, and Shareholders who invested at the very end of the investment period in 2004 have received approximately 47% back. These figures take into consideration all annual dividend payments made since inception and the special distribution made in 2005 as reported in the June 30, 2009 investor presentation and the financial statements provided by the Corporation. By accepting the Offer, Shareholders who invested in 1999 will have received 120% of their initial investment back, and Shareholders who invested in 2004 will have received 77% back, while Shareholders who invested between 1999 and 2004 will have received somewhere between 77% and 120% of their initial investment back.

4.
THE SHARE REDEMPTION PROGRAM IS SUSPENDED.  Shareholders may wish to eliminate the uncertainty of generating interim liquidity through the Corporation’s internal share redemption program (“SRP”), which is currently closed and has historically closed before the end of each calendar year.  Given the inadequate funds necessary to meet investor demand for liquidity and given that the program can be suspended or terminated at any time by management, it will remain difficult for Shareholders to sell their shares promptly or at all, particularly in today’s capital constrained market environment.  The Corporation recently made the following statement about the share redemption program: “Our transfer agent received an unprecedented number of Ordinary Redemption Requests upon reopening the SRP in April 2009. We believe this large number of requests is a reflection of the economic uncertainties facing all of us . . . . The SRP as it relates to Ordinary Requests is now closed for the remainder of the year.”

5.
DIVIDENDS HAVE BEEN CUT.  Shareholders may wish to eliminate the uncertainty regarding the amount of future dividend payments.  Management has recently lowered the quarterly dividend by 28% and may continue to cut dividends in anticipation of cash needed for tenant retention, lease-up, and debt maturities over the next few years.  In a recent announcement, the Corporation made the following statement: “The threat of a prolonged credit market crisis and major re-leasing efforts over the next few years make it essential for us to maintain a strong cash position and balance sheet.  Strategically, we must be mindful that nearly 35% of our tenants’ leases will expire in 2011 & 2012.”

6.
A LIQUIDATION EVENT FOR SHAREHOLDERS IS UNCERTAIN.  An investor's desire for liquidity may not always correspond with the holding period of the underlying investment.  The Corporation was formed over 10 years ago with the intention of providing a definitive liquidation event to Shareholders on or before January 2008.  The liquidation event provided for in the Corporation’s charter was originally postponed until July 2009. In a recent proxy statement, the Corporation's Board of Directors announced their unanimous decision to further extend the liquidation to January 2011.  The liquidation event can be further delayed with the approval of Shareholders holding a majority of the Corporation’s outstanding Shares.

7.
THE CORPORATION'S SHARES ARE DIFFICULT TO SELL.  Shareholders may wish to divest themselves of a highly illiquid investment. The Corporation’s Shares are not currently traded on a national exchange and there is no established market available for buying and selling the Corporation’s Shares.  Rather, Shareholders have limited means of selling Shares promptly or at all through the Corporation’s restricted share redemption program or through a thinly traded secondary market.  Historically, there has been low sales volume in the secondary market for the Corporation’s Shares reflecting a lack of prospective buyers.  Moreover, sales on the secondary market incur high transaction related costs which can reduce the trading price by 5%-13%.  Accordingly, the total number of the Corporation’s Shares traded on the secondary market between June 1, 2009 and July 31, 2009, as reported by Direct Investments Spectrum, a publication that tracks non-listed REITs, represented approximately 0.039% of the total Shares outstanding. Within this timeframe, only 48 trades were made totaling less than $949,000 in sales volume compared to total equity raised of approximately $4 billion. By contrast, this Offer provides a platform to sell your Shares and provides up to $70,860,000 in proceeds to satisfy Shareholders' demand for liquidity.

8.
THERE IS RISK OF A CONTINUED DECLINE IN NET ASSET VALUE. Net Asset Value (“NAV”) as reported by the Corporation declined 15% from 2007 to 2008 and it is difficult to see how NAV will not continue to decline given the backdrop of poor real estate market conditions and a severe economic recession. Ultimately, real estate valuation is based on rational projections of future underlying property market fundamentals, including liquidity considerations.  The future projections of declining rents, higher vacancies, increased re-tenanting costs, lower operating cash flow, higher costs of financing and higher investor return expectations are expected to have a severe impact on the underlying asset values over the next several years. The Corporation made the following statement in a recent proxy statement: “Please bear in mind that the average publicly traded REIT stock has declined 70% in value over the past two years.  No REIT has been immune from the severe impact on values exacted by the credit crisis and recession.”

9.
THERE IS RISK OF A CONTINUED DECLINE IN FUNDS FROM OPERATIONS.  The Corporation experienced a 12% decline in Funds from Operations (“FFO”) per share for the first quarter of 2009 compared to the same period last year and an 8.5% decline in FFO for the first half of 2009 compared to the same period last year.  The decline in FFO was largely the result of lower cash flow from real estate assets.  The reduction in FFO underscores a trend in the broader REIT market characterized by a reduction in property revenue, asset value impairments, or both. According to Direct Investments Spectrum, 17 of the 30 REITs that are covered by the publication reported double-digit percentage declines in FFO per share for the first quarter of 2009 compared to the same period last year: “The real news of the first quarter is that FFO per share figures, for most nonlisted REITs have begun to decline even if valuation impairments are not deducted from FFO.  This means that property revenues . . . are beginning to show the effects of the economic downturn.”

10.	SHAREHOLDERS MAY WISH TO TRANSFER THE FOLLOWING RISKS TO A NEW INVESTOR:

a.
Significant Near-Term Lease Expirations.  There is a continued risk to the performance of the Corporation and the Shares from significant near-term lease expirations, which will exceed 40% of the entire real estate portfolio over the next three years, as represented in the June 30, 2009 investor presentation provided by the Corporation.  When leases mature, tenants either move out or renegotiate leases.  In the current market environment there is a higher probability of tenants leaving or defaulting on their lease, which would increase vacancies and result in lower operating cash flows.  In a recent filing, the Corporation made the following statement: “A large percentage of our tenants are approaching their lease expirations. The capital requirements necessary for payment of leasing commissions, tenant concessions, and anticipated leasing expenditures to maintain our occupancy level have continued to increase.”

b.
Upcoming Debt Maturities.  There is a continued risk to the performance of the Corporation and the Shares from upcoming debt maturities.  In a recent letter to stockholders the Corporation stated, “We also must plan for increased demands on our cash flows.  These demands are impacted by an absence of available credit which could be used to satisfy upcoming debt maturities.”

c.
Falling Property Values.  There is a continued risk to the performance of the Corporation and the Shares from the persistent decline in asset value in the midst of weaker real estate fundamentals, a stalled lending environment, and reduced investment sales activity in the U.S. In a recent announcement, the Corporation made the following statement: “We believe that market conditions continue to negatively impact the values of most existing office properties.”

d.
Continued Recession.  There is a continued risk to the performance of the Corporation and the Shares from the general economic downturn in the U.S. and global economy.  In a recent filing, the Corporation made the following statement: “Our cash flows from operations depend significantly on market rents and the ability of our tenants to make rental payments . . . . A general economic downturn, such as the one we are currently experiencing, or downturn in one of our core markets, could adversely impact our operating cash flows. Over the past several months, competition to attract and retain high, creditworthy tenants has increased due to general economic conditions.”

11.
SHAREHOLDERS MAY WISH TO TRANSFER THEIR FRACTIONAL, NON-CONTROLLING INTERESTS TO A NEW INVESTOR THAT SPECIALIZES IN LONG-TERM ILLIQUID REAL ESTATE INVESTMENTS.  The Purchaser is part of a real estate investment firm that provides liquidity to investors holding illiquid or thinly traded units or interests in all types of real estate investment vehicles.  Historically, the Purchaser has been a passive investor or the manager of passive investments in which the Purchaser or its clients and investors are satisfied to remain a long-term investor and diversifies the associated risks among a larger portfolio of similar investments.

HOW TO ACCEPT THIS OFFER

Step 1.	Read and review the accompanying documents carefully, for they contain important information regarding the Offer, the Corporation and the Purchaser.

Step 2.	Complete the enclosed ‘Letter of Transmittal’ (printed on blue paper). If not otherwise indicated, please note the number of Shares you wish to sell in the signature area of the Letter of Transmittal.

Step 3.
Complete the enclosed ‘Transfer & Assignment of Shares’ form (printed on yellow paper) required by the Corporation’s transfer agent, and have it Medallion Signature Guaranteed (this can be done by your broker or bank). This form is required by the Corporation and its transfer agent to effectuate a transfer.  A medallion signature guarantee is a certification that protects you from forgery and prevents the unauthorized transfer of securities certificates. Medallion signature guarantees can be completed by your broker or bank.

Step 4.	Send the completed ‘Letter of Transmittal’ and ‘Transfer & Assignment of Shares’ Form to MIRELF III Investment Processing, LLC (the “Depositary”) in the enclosed pre-addressed envelope.

Step 5.	Once the Purchaser receives confirmation that the transfer of Shares to the Purchaser has been effectuated, you will receive payment promptly.

INTRODUCTION

General Background Information. The Purchaser hereby offers to purchase 23,620,000 Shares at a purchase price of $3.00 per Share (the “Offer Price”) in cash, upon the terms and subject to the conditions set forth in the Offer. Shareholders who tender their Shares will not be obligated to pay any Corporation transfer fees, or any other fees, expenses or commissions in connection with the tender of Shares, unless such a fee or commission is charged by the tendering Shareholder’s broker, dealer, commercial bank, trust company or other nominee. The Purchaser will pay all such costs and all charges and expenses of the Depositary.

Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Corporation or its management, has been derived from information provided in reports and other public statements filed by the Corporation with the Securities and Exchange Commission.

The Purchaser will pay all charges and expenses incurred by Purchaser in connection with the Offer. Tendering Shareholders should contact their broker, dealer, commercial bank, trust company or other nominees to determine if a fee or commission will be charged by such nominee for tendering on behalf of the Shareholder. The Purchaser desires to purchase up to 23,620,000 Shares. If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 23,620,000, the Purchaser will purchase all Shares tendered, upon the terms and subject to the conditions of the Offer. However, if more than 23,620,000 Shares are tendered and not withdrawn, the Purchaser will accept for payment and pay for 23,620,000 Shares tendered, pro rata according to the number of Shares tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate. However, you have the option to sell ‘All or None’ of your Shares by checking the appropriate box on the Letter of Transmittal. If you check that box, the Purchaser will only purchase your Shares if all of your Shares pursuant to the limitations described above can be purchased; otherwise, you will be deemed to automatically withdraw your tender. See Section 2, Acceptance for Payment and Payment for Shares; Proration; and Section 4, Withdrawal Rights.

If, prior to the Expiration Date, the Purchaser increases the consideration offered to Shareholders pursuant to the Offer, such increased consideration will be paid with respect to all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

Shareholders are urged to read this Offer to Purchase and the accompanying Letter of Transmittal carefully before deciding whether to tender their Shares.

For further information concerning the Purchaser, see Section 11 below and Schedule I. Neither the Purchaser nor the Depositary is affiliated with the Corporation or the Corporation’s management. The address of the Corporation’s principal executive offices is 11695 Johns Creek Parkway, Ste. 350, Johns Creek, Georgia 30097.

Establishment of the Offer Price.  The Purchaser has set the Offer Price at $3.00 per Share. In determining the Offer Price, the Purchaser analyzed a number of quantitative and qualitative factors, including: (i) the lack of a formalized market for resale of the Shares and the resulting lack of liquidity of an investment in the Corporation; (ii) the Purchaser’s internal estimation of value of the Corporation’s real estate assets utilizing valuation methodologies customarily employed by independent appraisers such as the discounted cash flow analysis, direct capitalization analysis, mark-to-market analysis, and comparable sales analysis; (iii) recent material events publicly reported by the Corporation, and (iv) the projected expenses to be incurred by the Purchaser in connection with the Offer.

The Corporation made the following statements in its Annual Report on Form 10-K filed March 13, 2009: “As our stock is currently not listed on a national exchange, there is no established public trading market for our stock. Consequently, there is the risk that you may not be able to sell our stock at a time or price acceptable to you.” The lack of any public market for the sale of Shares means that Shareholders have limited alternatives if they seek to sell their Shares. As a result of such limited alternatives for Shareholders, the Purchaser takes a greater risk in establishing a purchase price as there is no prevailing market price to be used for reference and the Purchaser itself will have limited liquidity for the Shares upon consummation of the purchase.

The Purchaser’s review of independent secondary market reporting publications such as Direct Investments Spectrum reported sales of Shares on secondary markets between $4.67-$5.75 during the two-month period from June 1, 2009 to July 31, 2009. Moreover, sales on the secondary market incur high transaction related costs which can reduce the trading price by 5%-13% from the price ranges quoted above. During this period, only 48 transactions were made totaling less than $949,000 in sales volume compared to total equity raised of approximately $4 billion. By contrast, this Offer provides a platform to sell your shares and provides up to $70,860,000 of proceeds to meet Shareholders’ demand for liquidity. In addition, the total number of Shares traded represented approximately 0.039% of the total Shares outstanding. Discussions with market participants indicate a situation of having more sellers than buyers for the Shares. The information published by these independent sources is believed to be the product of their private market research and does not constitute the comprehensive transaction reporting of a securities exchange. Because the Purchaser did not independently verify the foregoing information, the Purchaser cannot comment on the reliability of such information. The Purchaser is unaware of any other recent trading prices.

The Purchaser is offering to purchase Shares which are an illiquid investment and is not offering to purchase the Corporation’s underlying assets. Accordingly, the underlying asset value of the Corporation is only one factor used by the Purchaser in arriving at the Offer Price. However, in the absence of trading price information, the Corporation’s estimate of the net asset value of the Corporation may be relevant to Shareholders’ review of the Offer Price. See Annual Report on Form 10-K filed March 13, 2009. The Corporation estimated that the Shares are worth approximately $7.40, down from $8.70 one year ago, based upon the estimated net asset value per share resulting from a valuation performed on its properties as of December 31, 2008, subject to the adjustments described in the Annual Report on Form 10-K filed March 13, 2009 (the “Estimated Net Asset Value”).  There can be no assurance, however, that the Corporation’s estimate accurately reflects an approximate value of the Shares or that the actual amounts that may be realized by Shareholders for the Shares may not vary substantially from this estimate. It is the view of the Purchaser that market conditions have worsened considerably since December 2008, which materially impacts value and the ability for the Corporation and Shareholders to effectuate a sale of the properties and Shares.  The Corporation also maintains a similar view about market conditions and property values.  The Corporation recently made the following statement in its Quarterly Report on Form 10-Q filed August 13, 2009: “We believe that market conditions continue to negatively impact the values of most existing office properties.”

The Corporation has recently disclosed several material events, including that proceeds for ordinary redemptions during 2009 have been exhausted, that dividends have been cut by 28%, that Funds from Operations have declined 12% in the first quarter 2009 from the same period last year, that net asset value (“NAV”) has declined by 15% from 2007 to 2008, and that the liquidation of the Corporation has been extended until 2011. The Purchaser believes that this negative news will likely lead to a decreased desire in the marketplace for the Shares.

The Offer Price represents the price at which the Purchaser is willing to purchase Shares. The Purchaser arrived at the $3.00 Offer Price based on rational projections of future underlying property market fundamentals of the Corporation’s real estate.  The Purchaser determined the value of the underlying real estate assets using methods similar to those used by independent appraisers.  The valuation methodologies employed include the discounted cash flow analysis, direct capitalization analysis, mark-to-market analysis, and comparable sales analysis.  Emphasis was placed on the discounted cash flow analysis in order to capture the impact of the recession on real estate market fundamentals and time value of money. The projections of expected future cash flow required that the Purchaser estimate future market rental income after the expiration of current lease agreements, property operating expenses, the number of months it takes to re-lease vacant space, and the number of years the property is held for investment, among other factors. These pressures along with a stalled lending environment, depressed investment sales market, and higher return expectations by investors has translated into lower valuations, and therefore a lower NAV.  Special consideration was also placed on the risk factors inherent with an investment in the Corporation, including the difficulty of selling the Corporation’s Shares once acquired, the possibility of the internal redemption program being suspended or terminated, a prolonged liquidation event, a lack of control and voting rights, a lack of transparency and other risk factors as more formally described in the Corporation’s 2008 Annual Report on Form 10-K filed March 13, 2009, under “Item 1A. Risk Factors.” We urge Shareholders to review this section of the Annual Report.

In analyzing the Corporation and the Corporation’s properties, the Purchaser reviewed financial information publicly disclosed by the Corporation.  In addition, the Purchaser reviewed the following documents that were provided to the Purchaser by the Corporation in response to a request made by the Purchaser pursuant to Section 8.5 of the Corporation’s charter: rent rolls, budgets, income and expense statements, and certain appraisals dated December 31, 2008.

No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price, and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. Other measures of the value of the Shares may be relevant to Shareholders. Shareholders are urged to consider carefully all of the information contained herein and consult with their own advisers, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Shares.

The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers.  Factors affecting the Purchaser’s future interest in acquiring additional Shares include, but are not limited to the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Corporation’s operations, announcement of pending property sales and the proposed terms of sales, the relative success of the current Offer, and local and national real estate and financial market developments and trends.

TENDER OFFER

Section 1. Terms of the Offer

Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term “Expiration Date” shall mean 11:59 p.m., Eastern Time, on November 17, 2009, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

The Offer is conditioned on satisfaction of certain conditions. See Section 13, which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering Shareholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of Shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (iv) amend the Offer. Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, the Purchaser will promptly pay for all validly tendered Shares upon confirmation from the Corporation that the Shares will be transferred to the Purchaser, and the Purchaser does not intend to imply that the foregoing rights of the Purchaser would permit the Purchaser to delay payment for validly tendered Shares following expiration.

The Purchaser does not anticipate and has no reason to believe that any condition or event will occur that would prevent the Purchaser from purchasing tendered Shares as offered herein.

Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and the Purchaser or the Depositary, to subject yourself to personal jurisdiction in New York, and that the prevailing party in any such action will be entitled to recover attorneys’ fees and costs. However, by so doing, you are not waiving any of your rights under the federal securities laws or any rule or regulation thereunder.

Section 2. Acceptance for Payment and Payment for Shares; Proration

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date and upon confirmation from the Corporation that the Shares will be transferred to the Purchaser. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, Transfer & Assignment of Shares Form, and any other documents required by the Letter of Transmittal. Based upon the Purchaser’s experience, confirmation will generally occur approximately 10 days after the transfer agent’s receipt of the documentation described in the instructions provided with the Letter of Transmittal.

The Purchaser desires to purchase up to 23,620,000 Shares. If the number of Shares validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 23,620,000, the Purchaser will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 23,620,000 Shares are tendered and not withdrawn, the Purchaser will accept for payment and pay for 23,620,000 Shares tendered, pro rata according to the number of Shares tendered, adjusted by rounding down to the nearest whole number of Shares tendered by each Shareholder to avoid purchases of fractional Shares, as appropriate.

In the event that proration is required, because of the difficulty of immediately determining the precise number of Shares to be accepted, the Purchaser will announce the final results of proration promptly following the Expiration Date, but in no event later than five business days following the Expiration Date. The Purchaser will not pay for any Shares tendered until after the final proration factor has been determined.

Shareholders may indicate, by checking a box on the Letter of Transmittal (the ‘All or None’ Box), that they only wish to sell their Shares if they will be able to sell all of their Shares, without any proration. See Section 4, Withdrawal Rights. If more than 23,620,000 Shares have been properly tendered without checking the All or None Box, then the above description of proration will apply only to tenders of such Shares that do not have the All or None Box checked.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering Shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Shareholders (either directly, or indirectly through the Corporation’s transfer agent). Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.

If any tendered Shares are not purchased for any reason (other than due to proration as described above), the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser’s rights under Section 13, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares and such Shares may not be withdrawn (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the Shares deposited by or on behalf of the Shareholder promptly after the termination or withdrawal of a tender offer), except to the extent that the tendering Shareholders are entitled to withdrawal rights as described in Section 4.

If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to Shareholders pursuant to the Offer, such increased consideration shall be paid for all Shares accepted for payment pursuant to the Offer, whether or not such Shares were tendered prior to such increase.

Section 3. Procedures for Tendering Shares

Valid Tender. For Shares to be validly tendered pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on blue paper), (b) a properly completed and duly executed Transfer & Assignment of Shares Form (a copy of which is enclosed with this Offer to Purchase, printed on yellow paper) that has been Medallion Signature Guaranteed, and (c) any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on page 2 of this Offer to Purchase on or prior to the Expiration Date. A Shareholder may tender any or all Shares owned by such Shareholder.

In order for a tendering Shareholder to participate in the Offer, Shares must be validly tendered and not withdrawn prior to the Expiration Date, which is 11:59 p.m., Eastern Time, on November 17, 2009, or such date to which the Offer may be extended.  The method of delivery of the original Letter of Transmittal, Transfer & Assignment of Shares Form, and all other required documents is at the option and risk of the tendering Shareholder, and delivery will be deemed made only when actually received by the Depositary.

Backup Federal Income Tax Withholding. To prevent the possible application of 30% backup federal income tax withholding with respect to payment of the Offer Price for Shares purchased pursuant to the Offer, a tendering Shareholder must provide the Depositary with such Shareholder’s correct taxpayer identification number and make certain certifications that such Shareholder is not subject to backup federal income tax withholding. Each tendering Shareholder must insert in the Letter of Transmittal the Shareholder’s taxpayer identification number or social security number in the space provided under the signature line on the Letter of Transmittal. The Letter of Transmittal also includes a substitute Form W-9, which contains the certifications referred to above. (See the Instructions to the Letter of Transmittal.)

Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering Shareholder irrevocably appoints the Purchaser as such Shareholder’s proxy, in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such Shareholder’s rights with respect to the Shares tendered by such Shareholder and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such Shareholder with respect to such Shares will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). Purchaser intends to vote tendered and accepted Shares pursuant to the proxy at the next meeting of the Corporation’s Shareholders, and at any adjournment thereof. The Purchaser will, with respect to such Shares, be empowered to exercise all voting and other rights of such Shareholder as it in its sole discretion may deem proper at any meeting of Shareholders, by written consent or otherwise. In addition, by executing a Letter of Transmittal, a Shareholder also assigns to the Purchaser all of the Shareholder’s rights to receive dividends from the Corporation with respect to Shares which are accepted for payment and purchased pursuant to the Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Shares pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding, subject to the tendering Shareholder’s right to seek arbitration of any such dispute. See Section 16. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Shares tendered may, in the opinion of the Purchaser’s counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Shares of any particular Shareholder, and the Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchaser, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification.

A tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering Shareholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering Shareholder’s representation and warranty that (i) such Shareholder owns the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Shareholders who have granted options to sell or purchase the Shares, hold option rights to acquire such securities, maintain “short” positions in the Shares (i.e., have borrowed the Shares) or have loaned the Shares to a short seller. A Shareholder will be deemed to tender Shares in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Shares and the holder (i) delivers the Shares pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer.

Section 4. Withdrawal Rights

Except as otherwise provided in this Section 4, all tenders of Shares pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after December 2, 2009.

For withdrawal to be effective, a written, notarized notice of withdrawal must be timely received by the Depositary, via certified mail, at the address set forth in the attached Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed, and must be notarized by a duly licensed notary public.

If purchase of, or payment for, Shares is delayed for any reason or if the Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchaser’s rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser, nor the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Automatic Withdrawal Option. Shareholders may indicate, by checking a box on the Letter of Transmittal (the ‘All or None Box’), that they only wish to sell their Shares if they will be able to sell all of their Shares, without any proration. If at any time during the day of the Expiration Date more than 23,620,000 Shares have been properly tendered, unless the Purchaser amends the Offer to increase the number of Shares to be purchased, the Purchaser will deem all Shares from Shareholders that checked the All or None Box to be withdrawn and not validly tendered for purposes of the Offer. Neither the Purchaser nor any other person will be under any duty to give any notice that such automatic withdrawal will occur. Shareholders may change their election whether or not to check the All or None Box at any time on or prior to the Expiration Date by submitting a new Letter of Transmittal with their preferred election, in the manner described in Section 3 herein.

Section 5. Extension of Tender Period; Termination; Amendment

The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Depositary, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to terminate the Offer and not accept for payment any Shares by giving oral or written notice of such termination to the Depositary, and (iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Shares being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary prior to the Expiration Date. Any extension, termination, or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(d) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(d) under the Exchange Act), the Purchaser will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a press release. The Purchaser may also be required by applicable law to disseminate to Shareholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer. The Purchaser has no intention of making a subsequent offering period following the Expiration Date.

If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may be withdrawn to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4 (generally, if notice of withdrawal is given to the Depositary prior to the Expiration Date).   However, the ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer, except that the Purchaser may delay payment until it receives confirmation from the Corporation that the Shares will be transferred to the Purchaser.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer may remain open following a material change in the terms of the offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought, however, the Exchange Act requires that the Offer remain open for at least 10 business days after the date that notice of such change is given to you.  Accordingly, to the extent necessary, the Purchaser will extend the Offer by up to 10 business days in order to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through midnight, Eastern Time. Any material change in the terms of the Offer will be published, sent, or given to you in a manner reasonably designed to inform you of such change; in most cases the Purchaser will mail you supplemental materials.

Section 6. Material Federal Income Tax Consequences

THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER. For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws. Certain Shareholders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing regulations, court decisions and Internal Revenue Service (“IRS”) rulings and other pronouncements. EACH SHAREHOLDER TENDERING SHARES SHOULD CONSULT SUCH SHAREHOLDER’S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

Gain or Loss. A taxable Shareholder will recognize a gain or loss on the sale of such Shareholder’s Shares in an amount equal to the difference between (i) the amount realized by such Shareholder on the sale and (ii) such Shareholder’s tax basis in the Shares sold. If the Shareholder reports a loss on the sale, such loss generally could not be currently deducted by such Shareholder except against such Shareholder’s capital gains from other investments.

The tax basis in the Shares of a Shareholder will depend upon individual circumstances. Each Shareholder who plans to tender hereunder should consult with the Shareholder’s own tax advisor as to the Shareholder’s tax basis in the Shareholder’s Shares and the resulting tax consequences of a sale.

A tax-exempt Shareholder (other than an organization described in Code Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its Shares pursuant to the Offer, assuming that such Shareholder does not hold its Shares as a “dealer” and has not acquired such Shares with debt financed proceeds.

Section 7. Effects of the Offer

Limitations on Resales. The Purchaser does not believe the provisions of the Corporation’s charter should restrict transfers of Shares pursuant to the Offer.

Effect on Trading Market. If a substantial number of Shares are purchased pursuant to the Offer the result would be a reduction in the number of Shareholders. Reducing the number of security holders in certain kinds of equity securities might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. However, there is no established public trading market for the Shares. Therefore, the Purchaser does not believe a reduction in the number of Shareholders will materially further restrict the Shareholders’ ability to find purchasers for their Shares through secondary market transactions.  In addition, the Purchaser is seeking a 5.0% interest in the Corporation, which would not result in a reduction in the liquidity and volume of activity in the trading market if the Shares were publicly listed on a national exchange.

Voting Power of Purchaser. The Purchaser is seeking a maximum of approximately 5.0% of the Shares of the Corporation hereunder, so the Purchaser will not obtain a controlling voting interest in matters subject to a shareholder vote. The Corporation holds annual meetings to elect directors and conduct other business. Votes of Shareholders might also be solicited for matters affecting the fundamental structure of the Corporation. A Shareholder who tenders Shares to the Purchaser grants a proxy to the Purchaser as of the date of acceptance of the tender, granting the Purchaser the right to vote such Shares in its sole discretion as to any matters for which the Corporation has established a record date prior to the time such Shares are transferred by the Corporation to the Purchaser. The Purchaser reserves the right to exercise any and all rights it might hold in the event that any vote is called by the Corporation, or if, in the future, changes in circumstances would dictate that it or other shareholders exercise their right to vote. Thus, if the Purchaser purchases a significant number of the outstanding Shares of the Corporation pursuant to this and any other tender offers and other purchases, it could be in a position to have some influence in the Corporation by virtue of being able to vote in Board of Director elections and other matters requiring Shareholder consent.  The Purchaser’s ability to purchase a significant number of the outstanding Shares of the Corporation and to influence the Corporation is limited in certain respects pursuant to the Confidentiality Agreement previously entered into by the Purchaser and the Corporation, the terms of which are described in Section 11, Certain Information Concerning the Purchaser.

Section 8. Future Plans

Following the completion of the Offer, the Purchaser, or its affiliates, may acquire additional Shares. Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Shares purchased pursuant to the Offer. The Purchaser is seeking to purchase a total of 23,620,000 Shares. If the Purchaser acquires fewer than 23,620,000 Shares pursuant to the Offer, the Purchaser may seek to make further purchases on the open market at prevailing prices, or solicit Shares pursuant to one or more future tender offers at the same price, a higher price or a lower price. Alternatively, the Purchaser may discontinue any further purchases of Shares after termination of the Offer, regardless of the number of Shares purchased. The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers. Nevertheless, as noted above, the Purchaser reserves the right to gauge the response to this solicitation, and may consider future offers. Factors affecting the Purchaser’s future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchaser and its investment fund affiliates, the current diversification and performance of each affiliated fund’s portfolio of real estate interests, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Corporation’s operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

The Purchaser is acquiring the Shares pursuant to the Offer solely for investment purposes. The Purchaser has no present intention to seek control of the Corporation or to change the management or operations of the Corporation. The Purchaser does not have any present intention to take any action in connection with the liquidation of the Corporation. The Purchaser nevertheless reserves the right, at an appropriate time, to exercise its rights as shareholder to vote on matters subject to a shareholder vote, including, but not limited to, any vote to affect the sale of the Corporation’s properties and the liquidation and dissolution of the Corporation. Except as expressly set forth herein, the Purchaser has no present intention to seek control of the Corporation, to cause the Corporation to engage in any extraordinary transaction, to cause any purchase, sale or transfer of a material amount of the assets of the Corporation, to make any change in the dividend policies, indebtedness or capitalization of the Corporation or to change the structure, management or operations of the Corporation, the listing status of the Shares or the reporting requirements of the Corporation.  Notwithstanding any statement to the contrary made in this Section 8, however, the Purchaser’s ability to purchase a significant number of the outstanding Shares of the Corporation and to influence the Corporation is limited in certain respects pursuant to the Confidentiality Agreement previously entered into by the Purchaser and the Corporation, the terms of which are described in Section 11, Certain Information Concerning the Purchaser.

Section 9. The Business of the Corporation

For information about the Corporation, please refer to the Annual Report on Form 10-K prepared by the Corporation which was sent to you earlier, particularly Item 2 of  that Form 10-K, the Quarterly Reports on Form 10-Q, the Definitive Proxy Statement on Schedule 14A filed July 20, 2009, announcing recent events, and any other materials sent to you by the Corporation. These documents contain updated information concerning the Corporation, including detailed information regarding the properties owned, including mortgages, rental rates, operations, management, and taxes. In addition, the Corporation is subject to the information and reporting requirements of the Exchange Act and information about the Corporation can be obtained on the Commission’s EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the Commission’s principal office in Washington, D.C.

Section 10. Conflicts of Interest

The Depositary is affiliated with the Purchaser. Therefore, by virtue of this affiliation, the Depositary may have inherent conflicts of interest in acting as Depositary for the Offer. No independent party will hold tendered Shares until the Offer closes and payment is made. Because there is no independent intermediary to hold the Purchaser’s funds and the tendered Shares, the Purchaser may have access to the Shares before all conditions to the Offer have been satisfied and selling Shareholders have been paid; however, neither the Depositary nor the Purchaser has any rights with respect to the Shares prior to the Expiration Date and acceptance by the Purchaser for payment. Moreover, the Depositary’s role is administrative only and any conflict of interest should not be deemed material to Shareholders.

Section 11. Certain Information Concerning the Purchaser

MIRELF III REIT Investments, LLC (“MIRELF”), the entity that will be purchasing the Shares, is an indirect subsidiary of the Fund.  The sole managing member of MIRELF is MIRELF III Madison Investments, LP (the “Manager”), and Madison International Holdings III, LLC (the “General Partner”) is the sole general partner of the Manager and of the Fund.  As such, the General Partner makes all decisions for and on behalf of the Manager, which in turn makes all decisions for and on behalf of MIRELF. For information concerning the Purchaser and its principals, please refer to Schedule I attached hereto. The Purchaser and the Fund are affiliates of Madison International Realty, LLC, a real estate investment firm specializing in providing liquidity for real estate investors holding illiquid or thinly traded ownership interests.  Since 1996, Madison International Realty, LLC and its affiliates have provided liquidity to real estate investors by acquiring over $500 million of these interests as principals in privately negotiated transactions. Madison International Realty, LLC and its affiliates acquire these interests from investors seeking to realize illiquid investments, redeploy investment capital, or simplify tax reporting. The firm charges no broker or transaction fees of any kind, and has completed hundreds of transactions with individual and institutional investors in both the U.S. and Europe. The principal business address of the Purchaser is 410 Park Avenue, Suite 820, New York, New York 10022.

The Purchaser, through the Fund, has sufficient funded capital and binding capital commitments to fund the acquisition of all Shares subject to the Offer, the expenses to be incurred in connection with the Offer, and all other anticipated costs of the Purchaser. The Purchaser is a privately held company and has not prepared audited financial statements or financial statements prepared in accordance with generally accepted accounting principles.

On September 4, 2009, MIRELF entered into a Confidentiality Agreement with the Corporation.  Pursuant to that agreement, MIRELF agreed that for a period of two years, it will (i) keep confidential certain proprietary and confidential information supplied to it by the Corporation in response to a request made by the Purchaser pursuant to Section 8.5 of the Corporation’s charter, and (ii) not use such information for any purpose other than evaluating and effecting the acquisition of the Corporation’s Shares.  MIRELF may, however, disclose such information if required by applicable law.  The agreement also prohibits MIRELF for two years from acquiring more than 7.0% (in the aggregate) of the outstanding Shares and from engaging in certain other activities pertaining to the Corporation, including soliciting proxies, acquiring assets of the Corporation, proposing any merger or other transaction involving the Corporation, or seeking to change control of the Corporation.  The agreement further imposes a 180-day lockup (i.e., a prohibition on sales of Shares) under certain circumstances upon the listing of the Corporation’s Shares on a national securities exchange.

Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, the person listed on Schedule I nor any affiliate of the Purchaser beneficially owns or has a right to acquire any Shares, (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, the person listed on Schedule I nor any affiliate of the Purchaser, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares within the past 60 days, (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, the person listed on Schedule I nor any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Corporation, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchaser or, to the best knowledge of the Purchaser, the person listed on Schedule I, or any affiliate of the Purchaser on the one hand, and the Corporation or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchaser, or to the best knowledge of the Purchaser, the person listed on Schedule I, or any affiliate of the Purchaser on the one hand, and the Corporation or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Purchaser reserves the right to transfer or assign to one or more of the Purchaser’s affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Section 12. Source of Funds

The Purchaser expects that approximately $70,860,000 would be required to purchase 23,620,000 Shares, if tendered, and an additional $350,000 may be required to pay related fees and expenses. The Purchaser anticipates funding all of the purchase price and related expenses through contributions made by the Fund, which in turn will be funded out of the Fund’s existing funded capital and binding capital commitments.  The cash necessary to complete the entire purchase is readily available and is committed to that purpose. Accordingly, there are no financing arrangements to fall through and no alternative financing plans.

Section 13. Conditions of the Offer

Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Shares tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date. As of the Offer Date, the Purchaser is unaware of any such required authorizations, approvals, or waiting periods relating to this Offer.

The Purchaser shall not be required to accept for payment or pay for any Shares and may terminate or amend the Offer as to such Shares if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

(a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Shares by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Corporation’s Shareholders, (iii) requires divestiture by the Purchaser of any Shares, or (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer (see the discussion of such benefits in the Summary Term Sheet and Introduction sections of the Offer to Purchase);

(b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which will, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

 (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

 (d) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than 50 percent of the outstanding Shares have been or are proposed to be acquired by another person (including a “group” within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Shares beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Shares.

The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser or may be waived by the Purchaser in whole or in part at any time and from time to time prior to the Expiration Date in its sole exercise of reasonable discretion, and the Offer will remain open for a period of at least five business days following any such waiver of a material condition. However, if the Purchaser waives a certain condition for one tendering Shareholder, that condition will be waived for all Shareholders tendering Shares. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties, subject, of course, to the parties’ ability to seek review of any contested determination by an arbitrator pursuant to Section 16.

Section 14. Certain Legal Matters

General. Except as set forth in this Section 14, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser’s present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Corporation’s business, or that certain parts of the Corporation’s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Shares thereunder. The Purchaser’s obligation to purchase and pay for Shares is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Shares pursuant to the Offer.

Margin Requirements. The Shares are not “margin securities” under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. The Purchaser is not seeking a controlling block of Shares or such a number of Shares as to fall within these state statutes and, therefore, does not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.

Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, and nothing in this Offer or any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Shares tendered.

Section 15. Fees and Expenses

The Purchaser has retained MIRELF III Investment Processing, LLC to act as Depositary in connection with the Offer. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. In addition, the Purchaser has retained Laurel Hill Advisory Group to act as Information Agent in connection with the Offer and will pay Laurel Hill Advisory Group reasonable and customary fees for its services.  The Purchaser will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Section 16. Miscellaneous

THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) SHAREHOLDERS IN ANY STATE OF THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH STATE. THE PURCHASER IS NOT AWARE OF ANY STATE OF THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Further, by tendering your Shares, you are agreeing to arbitrate any disputes that may arise between you and the Purchaser or the Depositary, to subject yourself to personal jurisdiction in New York, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

November 6, 2009

MIRELF III REIT Investments, LLC
MIRELF III Madison Investments, LP
Madison International Holdings III, LLC

SCHEDULE I

THE PURCHASER AND ITS RESPECTIVE PRINCIPALS AND CONTROL PERSONS

MIRELF III REIT Investments, LLC, a Delaware limited liability company (“MIRELF”), the entity that will be purchasing the Shares, is an indirect subsidiary of Madison International Real Estate Liquidity Fund III, LP, a Delaware limited partnership (the “Fund”).  The managing member of MIRELF is MIRELF III Madison Investments, LP, a Delaware limited partnership (the “Manager”), and Madison International Holdings III, LLC, a Delaware limited liability company (the “General Partner”), is the sole general partner of the Manager and of the Fund.  As such, the General Partner makes all decisions for and on behalf of the Manager, which in turn makes all decisions for and on behalf of MIRELF.  The principal business address of the Purchaser is 410 Park Avenue, Suite 820, New York, New York 10022. The Depositary is MIRELF III Investment Processing, LLC, a Delaware limited liability company, which is an affiliate of the Purchaser, and also an indirect subsidiary of the Fund.

Ronald M. Dickerman is the Managing Member of the General Partner, which serves as the General Partner of both the Fund and of the Manager.  Mr. Dickerman is a citizen of the United States of America. More information about Mr. Dickerman is included below.

Ronald M. Dickerman - President and Founder of Madison International Realty, LLC.  Mr. Dickerman is also the Managing Member of Madison International Holdings III, LLC, which serves as the General Partner of both the Fund and of the Purchaser’s Managing Member. Mr. Dickerman has 22 years of experience in investment related fields focusing on the analysis, acquisition, financing, management and disposition of income-producing assets such as real estate, mortgage products, healthcare properties, leased equipment, media properties, oil and gas, as well as other specialty assets. Prior to founding Madison International Realty, LLC in 1996, Mr. Dickerman was President and Founder of First Equity Realty, LLC, a real estate investment firm specializing in the acquisition of under-performing real estate assets from financial institutions. During the period from 1987 to 1991, Mr. Dickerman was an investment banker in the Real Estate / Partnership Finance Group at Smith Barney, Harris Upham & Co., Inc., where he was responsible for the origination, analysis, structuring, acquisition, asset management, disposition and marketing of real estate and other limited partnerships. Mr. Dickerman is an active member of the Association of Foreign Investors in Real Estate (AFIRE) and a frequent speaker on the topic of secondary investments and liquidity at real estate conferences throughout the country. Mr. Dickerman earned an MBA degree from Columbia University’s Graduate School of Business and a BA degree from Tufts University.

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